As filed with the Securities and Exchange Commission
on August 26, 1994
                                Registration No. _______________
_________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              _____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               __________________

                           LONE STAR INDUSTRIES, INC.
               (Exact name of issuer as specified in its charter)

               Delaware                      13-0982660
    (State or other jurisdiction of        (I.R.S. Employer
     incorporation or organization)        Identification No.)

300 First Stamford Place, P. O. Box 120014, Stamford, CT  06912-0014
       (Address of Principal Executive Offices)        (Zip Code)

LONE STAR INDUSTRIES, INC.
MANAGEMENT STOCK OPTION PLAN
(Full Title of the plan)

_______________________

JOHN S. JOHNSON
Vice President

                           LONE STAR INDUSTRIES, INC.
                  300 First Stamford Place, P. O. BOX 120014
                          Stamford, CT  06912-0014
                     (Name and address of agent for service)

                           (203) 969-8600
Telephone number, including area code, of agent for service

                         CALCULATION OF REGISTRATION FEE

_________________________________________________________________
                                  Proposed   Proposed
     Title of                     maximum    maximum     Amount of
     securities       Amount      offering   aggregate    regist-
       to be          to be       price per  offering     ration
     registered       registered   share      price        fee
_________________________________________________________________
Common Stock, par
value $1 per share   700,000     $15.375  $10,762,500.00  $3,710.91
_________________________________________________________________



PART I


INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS


     The Section 10(a) prospectus is not being filed with the Securities and Exchange Commission as part of this registration statement.

PART II


INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents which are on file with the Securities and Exchange Commission are incorporated in this registration statement by reference.

     (a) The Company's Annual Report on Form 10-K/A-1 for the fiscal year ended December 31, 1993 (File No. 1-06124) filed pursuant to Section 13(a) of the Securities
          Exchange Act of 1934 (the "Act").

     (b)  All other reports filed by the Company pursuant to
          Section 13(a) or Section 15(d) of the Act since the end of the fiscal year covered by the documents referred to in (a) above.

     (c) A description of the Company's common stock contained in a registration statement on Form 8-A (File No. 1-06124) filed under the Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deeded, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Legal Opinion - the validity of the shares of common stock to be offered hereunder has been passed upon for the Company by John
S. Johnson, Vice President, General Counsel and Secretary of the
Company.

     As of August 26, 1994, Mr. Johnson had options to acquire
25,000 shares of common stock of the Company at $15.375 per share; options for 6,250 of such shares being exercisable on that date.

Item 6.   Indemnification of Directors and Officers.

     The Company's By-laws and Article SEVENTH of the Company's Amended and Restated Certificate of Incorporation provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. In addition, Article SIXTH of the Company's Amended and Restated Certificate of Incorporation eliminates or limits personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     In addition, the Company's directors and officers reimbursement and liability insurance provides for indemnification of the directors and officers of the Company against certain liabilities. By contracts, the Company has agreed to indemnify directors and certain executive officers against certain liabilities. A bank trust fund ($1,386,748 at December 31, 1993) formed by the Company in 1988 may be used to pay legal and other expenses of directors arising out of their Company activities pursuant to claims by them under their indemnification contracts with the Company. The rights of directors to receive payments for indemnified claims are not limited by the amount of money in this fund.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

     3(i)(A). Amended and Restated Certificate of Incorporation of the Company was filed as Exhibit 3(i)A to the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 1994, (File No. 1-06124) and is herein incorporated by reference.

     3(i)(B). Certificate of Correction of Amended and Restated Certificate of Incorporation of the Company was filed as Exhibit 3(i)B to the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 1994, (File No. 1-06124) and is herein incorporated by reference.

     3(ii). By-laws were filed as Exhibit 3(ii) to the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 1994, (File No. 1-06124) and are herein incorporated by reference.

     4(A).     Lone Star Industries, Inc. Management Stock Option
               Plan was filed as Appendix A to the Company's
               Definitive Proxy Statement dated May 11, 1994, (File No. 1-06124) and is incorporated herein by reference.

     4(B). Indenture dated as of March 29, 1994 between the Company and Chemical Bank, as Trustee, relating to the 10% Senior Notes Due 2003 of the Company was filed as Exhibit 4A to the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 1994, (File No. 1-06124) and is herein incorporated by reference.

     4(C). Financing Agreement dated as of April 13, 1994 among the Company and New York Trap Rock Corporation and The CIT Group/Business Credit Inc. was filed as
               Exhibit 4C to the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 1994, (File No. 1-06124) and is herein incorporated by reference.

     5. Opinion of John S. Johnson, Vice President, General Counsel and Secretary of Lone Star Industries, Inc. Filed with this Registration Statement.

     23(A).    Consent of Price Waterhouse LLP.  Filed with this
               Registration Statement.

     23(B).    Consent of Coopers & Lybrand LLP.  Filed with this
               Registration Statement.

     23(C). Consent of John S. Johnson, Esquire is contained in his opinion filed as Exhibit 5.

     24. Power of Attorney authorizing signature (included on signature pages hereto).

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by section
     10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Act that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                            SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Lone Star Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on August 24, 1994.


                                   LONE STAR INDUSTRIES, INC.


                                   By:     John S. Johnson
                                           JOHN S. JOHNSON
                                           Vice President


          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John S. Johnson and William E. Roberts, and each of them, his attorney-in-fact, with full power of substitution, for him in all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, or their substitutes, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signatures          Title or Capacity             Date



    David W. Wallace    Director, Chairman of     August 24, 1994
    DAVID W. WALLACE    the Board and Chief
                        Executive Officer
                       (Principal Executive
                        Officer)



     James E. Bacon     Director                  August 24, 1994
     JAMES E. BACON



    Theodore F. Brophy  Director                  August 24, 1994
    THEODORE F. BROPHY



     Arthur B. Newman   Director                  August 24, 1994
     ARTHUR B. NEWMAN



     Allen E. Puckett   Director                  August 24, 1994
     ALLEN E. PUCKETT



    Robert G. Schwartz  Director                  August 24, 1994
    ROBERT G. SCHWARTZ



     Signatures          Title or Capacity             Date




    William M. Troutman Director, President and   August 24, 1994
    WILLIAM M. TROUTMAN Chief Operating Officer



    William E. Roberts   Vice President, Chief    August 24, 1994
    WILLIAM E. ROBERTS   Financial Officer,
                         Treasurer and Corporate
                         Controller (Principal
                         Financial and Accounting Officer)



    Jack R. Wentworth    Director                 August 24, 1994
    JACK R. WENTWORTH



        INDEX OF EXHIBITS TO FORM S-8 REGISTRATION STATEMENT
                    OF LONE STAR INDUSTRIES, INC.





          5.        Opinion of John S. Johnson, Vice President,
                    General Counsel and Secretary of Lone Star
                    Industries, Inc.  Filed with this Registration
                    Statement.

          23(A). Consent of Price Waterhouse LLP. Filed with this Registration Statement.

          23(B). Consent of Coopers & Lybrand L.L.P. Filed with this Registration Statement.

                              EXHIBIT 5
































                                        August 26, 1994



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

          I am Vice President, General Counsel and Secretary for Lone Star Industries, Inc., a Delaware corporation (the "Company"), and am familiar with the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 covering the registration of 700,000 shares of the Company's common stock, $1 par value ("Common Stock"), issuable pursuant to the Company's Management Stock Option Plan adopted by the Company's Board of Directors on March 10, 1994 (the "Plan"). On June 9, 1994, the stockholders of the Company ratified the action of the Board.

          Based on the foregoing, at this date, it is my opinion that the 700,000 shares of Common Stock which may be issued in the future pursuant to the Plan, when issued and sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

          I consent to the use of my name in the Registration
Statement and also to the filing of this opinion as an exhibit to such Registration Statement.

          This opinion is limited to matters governed by the federal laws of the United States of America, the laws of the State of Connecticut, and the General Corporation Law of the State of Delaware.

          The opinions set forth in this letter are rendered only to the Securities and Exchange Commission pursuant to Regulation S-K, Rule 601 under the Securities Exchange Act of 1934 in connection with the Registration Statement and may not be relied upon by any other person for any purpose without my prior written consent.

                                        Very truly yours,


                                          John S. Johnson
JSJ:jam                                   John S. Johnson
                                        Vice President, General
                                        Counsel and Secretary

                            EXHIBIT 23(A)


                                             Exhibit 23(A)



              Consent of Other Independent Accountants



    We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 4, 1993, relating to the financial statements of Lone
    Star Industries, Inc. International Division and appearing on page 42 of the Lone Star
    Industries, Inc. Annual Report on Form 10-K/A-1
    for the fiscal year ended December 31, 1993
    (File No. 1-06124). We also consent to the application of such report to the Financial
    Statement Schedules for the Lone Star
    Industries, Inc. International Division for the two years ended December 31, 1992, when such schedules are read in conjunction with the financial statements referred to in our report.
    The audits referred to in such report also included these schedules.



    Price Waterhouse LLP


    Stamford, Connecticut
    August 24, 1994












                            EXHIBIT 23(B)





















                                             Exhibit 23(B)




                   CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement of Lone Star Industries, Inc. on Form S-8, pertaining to the Lone Star Industries, Inc. Management Stock Option Plan, of our report, which includes explanatory paragraphs related to the Company's ability to continue as a going concern and certain remediation costs at environmental sites, dated February 17, 1994 on our audit of the consolidated financial statements and financial statements schedules of Lone Star Industries, Inc. as of December 31, 1993 and 1992 and for the three years in the period ended December 31, 1993, which report is incorporated by reference in this registration statement.






COOPERS & LYBRAND L.L.P.

Stamford, Connecticut
August 25, 1994